Exhibit 99.A

News
For Immediate Release

El Paso Pipeline Partners Completes Acquisition of Additional Interests in Assets from El Paso Corporation

HOUSTON, TEXAS, October 1, 2008—El Paso Pipeline Partners, L.P. (NYSE: EPB) announced today it has completed the previously announced acquisition of an additional 30-percent interest in Colorado Interstate Gas Company (CIG) and an additional 15-percent interest in Southern Natural Gas Company (SNG) from El Paso Corporation (NYSE:EP) for $736 million.  El Paso Pipeline Partners now owns a 40-percent interest in CIG and a 25-percent interest in SNG.

The transaction was financed with $250 million of debt, and the issuance of approximately 27.8 million common units.  Approximately 26.9 million units were placed with El Paso Corporation, and approximately 0.9 million units were placed with two private investors in a transaction under the same previously disclosed terms.  The general partner also purchased 0.6 million general partner units for $10 million, maintaining its 2-percent interest.

As a result of the transaction, management intends to recommend to the Board of Directors of the general partner an increase in the quarterly cash distribution to $0.32 per unit, beginning with the distribution to be declared and paid in the first quarter 2009.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns 83.1 million limited partner units, and 2.3 million general partner units.  El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, and a 40-percent interest in Colorado Interstate Gas Company which operates in the Rocky Mountain region, and a 25-percent interest in Southern Natural Gas Company, which operates in the southeastern region of the United States.  For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, that the amount of cash distributions declared will be determined on a quarterly basis by the board of directors of our general partner, in their sole discretion, and will depend on many factors including El Paso Pipeline Partner’s financial condition, earnings, cash flows, capital requirements, financial covenants, legal requirements and other factors deemed relevant by the board of directors of our general partner; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.

Contacts:

Investor-Media Relations
Bruce L. Connery, Vice President
(713) 420-5855

Media Relations
Bill Baerg, Manager
(713) 420-2906